Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES AUGUST CASH DISTRIBUTION

     DALLAS, Texas, August 20, 2004 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.073328 per unit, payable on September 15, 2004, to unit holders of record on August 31, 2004.

     This month’s distribution decreased slightly from the previous month due to lower oil and gas production in the Waddell Ranch properties and increased capital costs. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 60,296 bbls and 253,404 mcf. The average price for oil was $35.68 per bbl and for gas was $5.83 per mcf. This would primarily reflect production for the month of June. Capital expenditures were approximately $861,688. The numbers provided reflect what was net to the Trust.

     The 2003 Annual Report/10-K and the 1st Quarter 2004 report are now available. To obtain a copy, and for more information on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877.228.5085